UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Name of Registrant as Specified In Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP

LAND & BUILDINGS GP LP

L&B OPPORTUNITY FUND, LLC

L&B TOTAL RETURN FUND LLC

L&B MEGATREND FUND

L&B SECULAR GROWTH

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

JONATHAN LITT

COREY LORINSKY

MICHELLE APPLEBAUM

JAMES P. SULLIVAN

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Land & Buildings Investment Management, LLC (“Land & Buildings Investment Management”), together with the other participants in its solicitation (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the US Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of two highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Apartment Investment and Management Company, a Maryland corporation (the “Company” or “Aimco”).

Item 1: On December 5, 2022, Land & Buildings issued the following press release:

ISS Recommends Aimco Shareholders Vote for Change on Land & Buildings’ Blue Universal Proxy Card

Highlights “Persistent Discount to NAV, Lack of a Robust Investor Communication Program, and Ongoing Governance Concerns” As Rationale for Board Change

Points Out Incumbent Nominee Michael Stein’s “Shareholder-Unfriendly View of Governance” and Recommends Shareholders Instead Vote for Land & Buildings Nominee Jim Sullivan

Supports Land & Buildings’ Call for Increased Independence on the Board Given “Remaining Influence” of Pre-Spin Leadership and “Potential Conflicts of Interest”

Land & Buildings Encourages Shareholders to Vote the BLUE Universal Proxy Card to Elect Both Its Highly Qualified and Experienced Nominees Michelle Applebaum and Jim Sullivan

STAMFORD, Conn. – December 5, 2022 – Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”, “us” or “we”), a large shareholder of Apartment Investment and Management Company (NYSE: AIV) (“Aimco” or the “Company”), today announced that one of the leading proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”), has recommended that shareholders vote for the election of Land & Buildings’ highly qualified director candidate James (“Jim”) P. Sullivan to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on December 16, 2022.

In its report, ISS highlights serious concerns around Aimco’s performance, investor communications and conflicts of interest:1

•	“AIV has persistently traded at a meaningful discount to its publicly stated NAV. This discount appears to be partially driven by insufficient investor communication, as well as the potential conflicts of interest inherent in its ties with AIRC, given founder Considine's apparent influence on both boards.”

•	“Further, the lack of detail from the company regarding its development pipeline makes it difficult for shareholders to estimate the potential value of these developments and track management's execution. While it may be difficult to assign a precise dollar value to the potential impact of a more robust investor communication program, the current state of disclosure is an obvious impediment to reducing the company's discount to NAV.”

•	“The company's lack of quarterly earnings calls, forward guidance, analyst coverage, and details regarding its planned development pipeline make it difficult for shareholders to independently evaluate NAV or assess management's execution.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

ISS also takes issue with Aimco’s troubling corporate governance practices and the lack of shareholder engagement:

•	“AIV has a history of governance measures that are not consistent with best practices, particularly as it relates to shareholder rights.”

•	“(T)he AIV board has demonstrated resistance to shareholder input by not seeking to interview the dissident's nominees and only announcing the governance improvements as the proxy campaign was heating up.”

ISS also comments on the Aimco Board’s lack of independence and outsized influence of legacy directors, including incumbent nominee Michael Stein and founder and former CEO Terry Considine:

•	“Stein's presence during the governance failures before the spin-off, as well as his stated support, during engagement with ISS, for the decision to proceed with the spin-off without holding the special meeting requested by shareholders, suggests a shareholder-unfriendly view of governance.”

•	“…the ongoing presence of Considine, alongside long-serving directors Stein and Miller and long-time colleague Powell, raise concerns regarding the board's ability to temper Considine's influence. These concerns may be heightened in the event of inbound offers. Given prior reports of Westdale's interest, shareholders need to have confidence that such offers will be fairly and properly evaluated by the board.”

ISS confirms change is warranted on the Aimco Board and highlights the relevant experience and independent perspective of Land & Buildings’ nominee Mr. Sullivan:

•	“The dissident call for increased independence on the board in order to help close the gap to NAV is warranted in light of the remaining influence of the pre-spin leadership and potential conflicts of interest.”

•	“Sullivan would add an independent voice, and his professional experience as a real estate analyst at Green Street, the leading independent sell-side research firm focused on real estate, could be instrumental to the company's efforts to obtain sell-side analyst coverage and improve its investor communications program.”

Land & Buildings Founder and Chief Investment Officer, Jonathan Litt stated: “We are pleased that ISS has recognized change is needed in the Aimco boardroom and shares our concerns with many aspects of the Company’s poor track record. However, in light of a history of troubling corporate governance practices, underperformance against peers and disregard for shareholders, we believe that the best outcome would be the addition of two new independent and shareholder-aligned voices on the Board. If elected, our nominees, Michelle Applebaum and Jim Sullivan, would help establish the credibility and trust with stakeholders that has been sorely lacking at Aimco and assist the Company in fulfilling its full potential.”

Land & Buildings strongly encourages shareholders to vote the BLUE universal proxy card TODAY for the election of both of its highly-qualified nominees Michelle Applebaum and Jim Sullivan.

Media Contact

Longacre Square Partners
Dan Zacchei
dzacchei@longacresquare.com

Investor Contact

Saratoga Proxy Consulting
John Ferguson
(212) 257-1311

Item 2: Also on December 5, 2022, Land & Buildings uploaded the following materials to https://aimhighaiv.com: